SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND
                              EXCHANGE ACT OF 1934


                                 April 4, 2001
                       (Date of Earliest Event Reported)


                        MORGAN STANLEY AIRCRAFT FINANCE

           (Exact Name of Registrant as Specified in Trust Agreement)


                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)

         333-56575                                 13-3375162
         (Commission File                          (IRS Employer
         Number)                                   Identification No.)


                        Morgan Stanley Aircraft Finance
                          c/o Wilmington Trust Company
                            1100 North Market Street
                              Rodney Square North
                        Wilmington, Delaware 19890-1000
                   Attention: Corporate Trust Administration
                                 (302) 651-1000


             (Address and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Office)


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Item 5. Other Events

     As previously reported, on October 18, 2000, Morgan Stanley Aircraft Finance ("MSAF") terminated its lease in respect of two A320-200 aircraft with TransAer, a lessee based in Ireland. On October 20, 2000, TransAer filed for bankruptcy, with total arrears outstanding of $1.6 million at that date. MSAF drew down security deposits of $1.0 million against these arrears. TransAer had been operating one of these aircraft on wet lease to Libyan Arab Airlines, which detained the aircraft. MSAF believes that Libyan Arab Airlines had no right to keep possession of the aircraft.

     As previously reported, MSAF submitted an insurance claim for loss of the aircraft. MSAF now reports that on April 3, 2001, the aircraft was recovered and returned to MSAF's possession by agents of the British insurers underwriting the insurance policies against which MSAF had submitted its claim, under an arrangement to which MSAF agreed after obtaining the U.S. Government's approval. The aircraft is currently in Shannon, Ireland, pending its transfer to a maintenance facility in the United States for maintenance work necessary to re-lease it. MSAF does not yet know how much such maintenance work will cost. MSAF may incur further costs in relation to this matter, including with respect to the pending insurance claim. In addition, MSAF has a claim in TransAer's pending bankruptcy proceedings for the unpaid arrears, but it is unclear how much, if any, of such arrears MSAF will be able to recover.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.


                                            MORGAN STANLEY AIRCRAFT FINANCE


Date: April 4, 2001                      By: /s/ Alexander Frank
                                            ------------------------------------
                                                 Signatory Trustee




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